Exhibit 10.1

December 18, 2020

Federal Home Loan Bank of Topeka

Executive Incentive Compensation Plan Targets

Goal Metrics, Metric Performance Ranges, Participant Eligibility and Metric Weights

This document specifies goal metrics, metric performance ranges/objectives, and metric weights for the participants (Participants) in the Executive Incentive Compensation Plan (Plan).

The Plan targets contained in this document specifically cover the 2021 Base Performance Period (January 1, 2021 through December 31, 2021) and the 2022 - 2024 Deferral Performance Period (January 1, 2022 through December 31, 2024).

A.	2021 Base Performance Period Metrics. The following goal metrics are assigned to the Participants under the Plan. All calculations including interest rates will be rounded to two decimal places.
1.	Adjusted Return Spread on Total Regulatory Capital

Definition: The spread between (a) adjusted net income divided by the daily average total regulatory capital and (b) the average daily Overnight Federal funds effective rate (Fed Effective).

Measure:

Adjusted net income is defined as follows:

o	Net income calculated under generally accepted accounting principles (GAAP)
o	Plus the recorded AHP assessments
o	Excluding the impact or adjustment required because of the Accounting Standards Codification 815 (ASC 815)
o	Plus the dividends on redeemable Class A and Class B Common Stock treated as interest expense under ASC 450
o	Minus the prepayment fees
o	Minus/plus the realized or unrealized gains/losses on securities
o	Minus/plus the gains/losses on mortgage loans held for sale
o	Minus/plus the gains/losses on early retirement of debt and related derivatives
o

Minus/plus any amortization/accretion of premium/discount on unswapped securities in the FHLBank’s trading portfolio and any investment that is tied to an economic swap where an upfront fee was not received (not amortized/accreted under GAAP)

o	Less a calculated 10% AHP assessment

Performance Range:

Annual Performance Range
Threshold	4.47%
Target	5.40%
Optimum	6.33%

2.	GAAP Return Spread on Total Regulatory Capital

Definition: The spread between: (a) GAAP net income divided by the daily average total regulatory capital; and (b) the Fed Effective rate.

Measure:

o	Net income calculated under GAAP.
o	Daily average total regulatory capital.
o	Divide GAAP net income by daily average total regulatory capital to calculate a return.

o	Subtract the average daily Overnight Federal funds effective rate (Fed Effective) from the GAAP return.

Performance Range:

Annual Performance Range
Threshold	2.80%
Target	4.05%
Optimum	5.31%

3.	Adjusted Net Income after Capital Charge

Definition: The dollar amount of adjusted net income as defined in the above metric that exceeds the cost of the required return on capital.

Measure: Adjusted income as defined in the Net Income after Capital Charge Definition above, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month discount note auction rate plus 1.25 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month discount note auction rate plus 0.25 percent for each day during the year.

Performance Range:

Annual Performance Range
Threshold	$94,760,000
Target	$118,449,000
Optimum	$142,139,000

4.	GAAP Net Income after Capital Charge

Definition: The dollar amount of GAAP net income that exceeds the cost of the required return on capital.

Measure: GAAP net income, less required return on capital. The required return on capital is the sum of the outstanding regulatory Class B Common Stock times the average of three-month discount note auction rate plus 1.25 percent for each day during the year plus the sum of regulatory Class A Common Stock and retained earnings times the average of three-month discount note auction rate plus 0.25 percent for each day during the year.

Performance Range:

Annual Performance Range
Threshold	$74,623,000
Target	$106,604,000
Optimum	$138,585,000

5.	Member Product Utilization

Definition: Member product utilization is defined as the weighted average 2021 attainment in member utilization in each of three product categories: (1) Overnight Line of Credit or advances; (2) MPF Program; and (3) Letters of Credit.

Measure: Product utilization is calculated by dividing the number of members that qualify as a user of one of the three products (as defined below) at any time during the current year (2021)

by the number of members at the end of the current year (2021). The individual product utilization is compared to the target level to arrive at the level of attainment for each of the three products. The percentage attainment to target for each product is then multiplied by the weight assigned to each product to arrive at the overall weighted product utilization goal attainment.

Products and Weighting:

MPF Program – Weight 25%

A participating financial institution (PFI) that delivers at least one loan during the year into any one or more of the MPF products will qualify as using the MPF program.

Letters of Credit – Weight 25%

A member that applies for and we issue to them at least one new Letter of Credit during the year will qualify as using the Letter of Credit product.

Overnight Line of Credit or Regular Advance – Weight 50%

A member that uses the overnight line of credit and has an outstanding balance for a total of 5 days during the year or who takes one (or more) new advance for a term of 3 or more days  during the year will quality as a using an advance related product.

Performance Range:

	Product Utilization %
Product	Threshold	Target	Optimum
MPF Program	21.50%	23.00%	24.50%
Letters of Credit	31.50%	32.75%	34.00%
Overnight Line of Credit or Regular Advance	54.75%	59.00%	63.25%

6.	Diversity and Inclusion

Definition: FHLBank’s Diversity and Inclusion (D&I) initiative is defined as the advancement of D&I, to the maximum extent possible in balance with financially safe and sound business practices, through inclusion and utilization of diverse-owned businesses as vendors and the inclusion of diverse individuals within its workforce, as defined in the D&I Policy, in all business activities of FHLBank.

Measure: Points are awarded by achievement of the following; one point is awarded for each:

•	Culture: 85% of business partners attend one D&I Awareness Activity and one D&I Training Event.
•	Workforce: Attain a workforce ratio of at least 11.75% business partners of color as of 12/31/2021.
•	Marketplace: Increase the number of viable and certified diverse suppliers in SupplierGATEWAY by 12.
•	Marketplace: Participate in 10 outreach opportunities with diverse potential directors and/or in Workforce, Vendors, Capital Markets and/or with members.

Performance Range:

Points
Threshold	2 out of 4 points
Target	3 out of 4 points
Optimum	4 out of 4 points

Viable diverse suppliers are those that provide a good or service on the Commodities List published on the SupplierGATEWAY website, are registered to do business with FHLBank in SupplierGATEWAY, and are certified as a diverse-owned business either through a national certification entity such as the National Minority Supplier Development Council or the Women’s Business Enterprise National Council, or through FHLBank’s self-certification and can be located/headquartered anywhere in the United States.

D&I Awareness Activities are FHLBank-wide events approved by the Director of Human Resources and Inclusion (HRI) that educates business partners on D&I or encourages it among them. These activities are typically lunch and learn events hosted by FHLBank’s Inclusion, Diversity, and Equity Advisory Council and range in topics from various cultures, religions, and holidays to education on marginalized communities.

D&I Training Events are FHLBank-wide trainings approved by the Director of HRI with the purpose of increasing knowledge of and competencies in content and principles regarding D&I. These opportunities can include, for example, workshops on the business case for D&I, recognizing and managing various biases, and exploring the differences between intent and impact.

Outreach opportunities can be conducted by any member of FHLBank staff and must approved by the Director of HRI. More than one member of FHLBank’s staff can participate in a single outreach opportunity. Outreach opportunities include, for example, a meeting with a diverse individual who might be a good candidate for FHLBank’s board of directors and/or a meeting with a trade association to provide education on FHLBank’s desire for a diverse board; a meeting with a diverse-owned supplier or having a booth at a diverse-owned supplier fair; participating in meetings with a diverse-owned broker dealer or participating in the diverse-owned broker-dealer reception; or participating in a career fair at a college or university that serves a predominantly diverse population or providing a presentation to a classroom at such a college or university.

7.	Risk Management – Market, Credit and Liquidity Risks

Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are market, credit and liquidity risks.

Performance Range:

Score
Threshold	4.0
Target	4.5
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Liquidity Risk	30%
Market Risk	40%
Credit Risk	30%
Total	100%

8.	Risk Management – Compliance, Business and Operations Risks

Definition: Management of FHLBank risks as determined by the weighted average rating by the board of directors in an annual evaluation of the Risk Appetite metrics in this area using a 1 (lowest) to 5 (highest) point scale. General risk categories are compliance, business and operations risks.

Performance Range:

Score
Threshold	3.0
Target	4.0
Optimum	5.0

Risk Management Metric Weights: The following metric weight for each goal metric is assigned to the Participants:

Risk Management Category	Weighting
Compliance Risk	30%
Business Risk	35%
Operations Risk	35%
Total	100%

B.	Required Total Regulatory Capital

FHLBank shall maintain a daily average Total Regulatory Capital of 4.75 percent for 2021. If FHLBank’s daily average Total Regulatory Capital is below 4.75 percent for 2021, the Total Base Opportunity available to Participants for the Financial Performance Goals shall be adjusted as reflected in the table below. The Finanical Performance Goals include the Adjusted Return Spread on Total Regulatory Capital, GAAP Return Spread on Total Regulatory Capital, Adjusted Net Income after Capital Charge, and GAAP Net Income after Capital Charge goals, which represent 40% of the Base Opportunity Metric Weights.

Daily Average Total Regulatory Capital for 2021	Financial Performance Goals Adjustment
≥4.75%	0%
≥4.70% and <4.75%	-25%
≥4.65% and <4.70%	-50%
≥4.60% and <4.65%	-75%
<4.60%	-100%

C.	2022-2024 Deferral Performance Period.

In order for Participants to be eligible to receive a Final Deferred Incentive Award for the 2022-2024 Deferral Performance Period, FHLBank must have a Market Value of Equity of not less than 100 percent of FHLBank’s Total Regulatory Capital Stock outstanding (as defined in FHLBank’s Risk Management Policy), as of the last day of the Deferral Performance Period. Upon determining FHLBank has achieved this minimum requirement, the calculation of the Final Deferred Incentive Award shall be calculated by applying a six percent interest credit, compounded annually, to the Deferred Incentive.

D.	Total Base Opportunity Metric Weights.

Total Base Opportunity Matrix

(As a percent of base)

Participant	Total Base Opportunity 1
	Threshold	Target	Optimum
Level 1
CEO	37.5	75	112.5
Level 2
General Counsel	30	60	90
Level 3
Chief Administrative Officer	27.5	55	82.5
Level 4
Chief Information Officer	25	50	75
Chief Risk Officer	25	50	75

1 In the event FHLBank’s performance during the Base Performance Period results in the achievement of a Total Base Opportunity that exceeds 100% of a Participant’s base salary at the start of the Base Performance Period, the Total Base Opportunity shall be capped at 100% of the Participant’s base salary.

D.	Base Opportunity Metric Weights. The following metric weight for each goal metric is assigned to the Participants:

Objective	Weight
1.Adjusted Return Spread on Total Regulatory Capital	15%
2.GAAP Return Spread on Total Regulatory Capital	5%
3.Adjusted Net Income after Capital Charge	15%
4.GAAP Net Income after Capital Charge	5%
5.Member Product Utilization	10%
6.Diversity and Inclusion	10%
7.Risk Management - Market, Credit, Liquidity	20%
8.Risk Management - Compliance, Business, Operations	20%
Total	100%